Exhibit 99.1

Pier 1 Imports Names Eric Hunter Executive Vice President - Marketing

FORT WORTH, Texas--(BUSINESS WIRE)--September 23, 2013--Pier 1 Imports, Inc. (NYSE:PIR) announced today that Eric Hunter has joined as Executive Vice President – Marketing, with responsibility for Pier 1 Imports’ brand image and integrated marketing efforts.

“As we look to the future and continue the development of our omni-channel business – ‘1 Pier 1’, strategizing and effectively implementing the breadth and complexity of marketing activities is vital for our success,” said Alex Smith, Pier 1 Imports’ President & CEO. “Eric’s broad marketing experience in retail makes him well-equipped to take on this pivotal leadership position.”

Mr. Hunter brings more than 15 years of diverse marketing experience to Pier 1 Imports. Most recently, he served as Senior Vice President of Marketing and acting chief marketing officer for JCPenney Company, in Plano, Texas. While there, he led strategy, research, creative, media, customer relationship management and digital direction for the JCP enterprise brand and all JCP-owned brands. Previously, he served as Chief Marketing Officer & Group President with Kellwood Company, an affiliated portfolio company of Sun Capital Partners, Inc. that designs, manufactures and markets a growing collection of premier fashion brands. Prior to Kellwood, Mr. Hunter spent considerable time working in agency creative, with PMK/HBH/Momentum Worldwide, the promotional marketing arm of Interpublic’s McCann Worldgroup, and Creative Artists Agency.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400